Exhibit 99.1

News Release

Enbridge Energy Partners, L.P. Declares Distribution and Reports Earnings for Second Quarter 2016

HOUSTON — (July 28, 2016) —

Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today announced that the board of directors of the delegate of the Partnership’s general partner has declared a quarterly cash distribution of $0.583 per unit, or $2.332 per unit on an annualized basis, on all of the Partnership’s outstanding units for the quarter ended June 30, 2016. The approved distribution remains unchanged from the previous quarter. The distribution is payable on August 12, 2016, to unitholders of record at the close of business on August 5, 2016.

SECOND QUARTER HIGHLIGHTS

•	Reported second quarter net income and cash provided by operating activities of $83.7 million and $280.2 million, respectively.
•	Reported second quarter adjusted EBITDA and distributable cash flow of $489.3 million and $262.7 million, respectively.
•	Oil sands production that was curtailed for northeastern Alberta wildfires has substantially come back on line with the Partnership’s Lakehead system utilization returning to anticipated levels.
•	Completed the final phase of the Eastern Access Program by placing the Line 6B expansion into service.

“Our second quarter financial results are tracking well with our expectations and reflect the reliability of our low-risk business model,” said Mark Maki, president for the Partnership. “Extreme wildfires impacted the producing regions of northern Alberta in May and June, and we are proud of how our team responded to ensure the safety of our people and the integrity of our liquids pipeline systems. We worked diligently with our customers to bring affected volumes back online as quickly and safely as possible. Demand for our liquids pipeline systems remains strong, and we expect Lakehead system deliveries during the third quarter to return to levels anticipated at the outset of the year.”

As previously disclosed earlier this month, the Partnership and certain other subsidiaries of Enbridge Inc. agreed to a consent decree with the U.S. Department of Justice and the U.S. Environmental Protection Agency on civil penalties and other actions relating to the 2010 incidents on our Line 6B pipeline in Marshall, Mich., and Line 6A pipeline in Romeoville, Ill.

“From the beginning, we took responsibility for the Line 6B release, and we have fulfilled our commitments to the people of Michigan to conduct a thorough clean up and restoration effort and to cover all costs,” Maki said. “We are a company that is focused first and foremost on the safety and operational reliability of our pipeline systems.”

During the second quarter, the Partnership completed the final phase of the Eastern Access Expansion, adding an incremental 70,000 barrels per day (bpd) of capacity to the Lakehead system between Griffith, Ind., and Stockbridge, Mich.

“The Partnership continues to successfully execute its organic growth program, bringing needed additional capacity and connectivity to our liquids pipeline systems. Expansions to our system further enhance our unmatched market access, which is critical to our customers. Increasing our customers’ access to premium markets gives us confidence in the continued high system utilization of our liquids pipelines business,” Maki continued. “Additionally, we are progressing on our strategic evaluation of the Partnership’s investments in the natural gas business through Midcoast Operating, L.P. and Midcoast Energy Partners, L.P. (MEP), and we expect to complete the evaluation by the end of this year.”

The Partnership’s key financial results for the three and six months ended June 30, 2016, compared to the same period in 2015, were as follows:

	Three months ended June 30,		Six months ended June 30,
(unaudited; dollars in millions, except per unit amounts)	2016	2015	2016	2015
Net income (loss)(1)	$83.7	$(97.1)	$163.7	$43.0
Net income (loss) per unit	0.08	(0.44)	0.15	(0.18)
Adjusted EBITDA(2)	489.3	422.4	955.5	854.6
Adjusted net income(1)	135.6	120.5	249.4	263.3
Adjusted net income per unit	0.22	0.18	0.39	0.46

(1)	Net income and adjusted net income attributable to general and limited partner ownership interests in Enbridge Partners.
(2)	Includes non-controlling interest.

Adjusted net income and adjusted EBITDA for the three and six months ended June 30, 2016, as reported above, eliminates the effect of: (a) non-cash, mark-to-market net gains and losses; (b) Line 2 hydrotest expenses, net of recoveries; (c) non-cash asset impairment; and other adjustments. Refer to the Non-GAAP Reconciliations section below for additional details.

Net income of $83.7 million for the second quarter of 2016 was $180.8 million higher than the same period from the prior year, primarily due to a goodwill impairment charge in the Natural Gas segment in the second quarter of 2015. No similar charge was recorded in the current quarter. Adjusted net income of $135.6 million for the second quarter of 2016 was $15.1 million higher than the same period from the prior year primarily due to additional assets placed into service related to the Partnership’s Mainline Expansion project.

During the second quarter, the Partnership attributed approximately $22.5 million of earnings to its outstanding Series 1 Preferred units. This amount is deducted from net income to arrive at the amount of net income attributable to the general and limited partners. Preferred distributions are accrued at an annual rate of 7.5 percent.

COMPARATIVE EARNINGS STATEMENT

	Three months ended June 30,		Six months ended June 30,
(unaudited; dollars in millions except per unit amounts)	2016	2015	2016	2015
Operating revenue	$1,048.9	$1,313.1	$2,110.5	$2,741.7
Operating expenses:
Commodity cost	359.1	670.6	707.1	1,449.7
Environmental costs, net of recoveries	0.1	(0.8)	17.0	-
Operating and administrative	212.8	207.2	427.4	424.3
Power	59.7	57.2	132.5	120.8
Depreciation and amortization	144.9	129.5	285.8	257.9
Goodwill impairment	-	246.7	-	246.7
Asset impairment	10.6	12.3	11.0	12.3
Operating income (loss)	261.7	(9.6)	529.7	230.0
Interest expense, net	(101.5)	(78.0)	(214.4)	(126.3)
Allowance for equity used during construction	13.3	17.3	25.6	40.3
Other income	6.7	6.0	14.2	11.9
Income (loss) before income tax expense	180.2	(64.3)	355.1	155.9
Income tax benefit (expense)	(2.5)	3.8	(5.0)	1.4
Net income (loss)	177.7	(60.5)	350.1	157.3
Less: Net income attributable to:
Noncontrolling interest	70.3	10.0	139.1	61.3
Series 1 preferred unit distributions	22.5	22.5	45.0	45.0
Accretion of discount on Series 1 preferred units	1.2	4.1	2.3	8.0
Net income (loss) attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.	$83.7	$(97.1)	$163.7	$43.0
Less: Allocations to general partner	56.0	52.3	111.9	106.5
Net income (loss) allocable to common units and i-units	$27.7	$(149.4)	$51.8	$(63.5)
Weighted average common units and i-units (basic and diluted)	347.1	339.9	345.9	336.3
Net income (loss) per common unit and i-unit (basic and diluted)	$0.08	$(0.44)	$0.15	$(0.18)

COMPARISON OF QUARTERLY RESULTS

Following are explanations for significant changes in the Partnership’s financial results, comparing the three and six months ended June 30, 2016 with the same period of 2015. The comparison refers to operating income and adjusted operating income. Adjusted operating income excludes the effect of certain non-cash and other items that we believe are not indicative of our core operating results (see Non-GAAP Reconciliations section below).

	Three months ended		Six months ended
Operating Income (loss)	June 30,		June 30,
(unaudited; dollars in millions)	2016	2015	2016	2015
Liquids	$324.5	$271.6	$625.9	$541.8
Natural Gas	(60.1)	(277.6)	(90.0)	(304.2)
Corporate	(2.7)	(3.6)	(6.2)	(7.6)
Operating income (loss)	$261.7	$(9.6)	$529.7	$230.0

	Three months ended		Six months ended
Adjusted Operating Income	June 30,		June 30,
(unaudited; dollars in millions)	2016	2015	2016	2015
Liquids	$330.8	$270.6	$641.3	$543.0
Natural Gas	(3.7)	2.7	(5.3)	9.8
Corporate	(2.7)	(3.6)	(6.2)	(7.6)
Adjusted operating income	$324.4	$269.7	$629.8	$545.2

Liquids – Second quarter operating income for the Liquids segment increased $52.9 million to $324.5 million over the comparable period in 2015. Second quarter adjusted operating income for the Liquids segment increased $60.2 million to $330.8 million over the comparable period in 2015. Revenues from our liquids pipeline systems increased due to higher transportation rates attributable to new assets placed into service related to our Mainline Expansion project. While Lakehead system deliveries were impacted by the extreme wildfires from northeast Alberta during the second quarter of 2016, revenues increased over the comparable period in 2015 due to higher system deliveries attributable to enhanced downstream market access by the Enbridge system. Higher segment revenues were partially offset by increased operating and depreciation expense over the same period from prior year due to new assets placed into service.

	Three months ended		Six months ended
Liquids Systems Volumes	June 30,		June 30,
(thousand barrels per day)	2016	2015	2016	2015
Lakehead	2,440	2,208	2,588	2,269
Mid-Continent	216	221	192	210
North Dakota	381	365	392	353
Total	3,037	2,794	3,172	2,832

Natural Gas – Second quarter operating loss for the Natural Gas segment decreased $217.5 million to ($60.1) million over the comparable period in 2015. The decrease in operating loss was primarily attributable to a goodwill impairment charge that was recorded during the three months ended June 30, 2015. No similar charge was recorded in the current quarter. Second quarter adjusted operating income (loss) for the Natural Gas segment decreased $6.4 million to ($3.7) million over the comparable period in 2015. The decrease in adjusted operating income was predominantly attributable to lower natural gas and NGL system production volumes, in addition to lower commodity prices, net of hedges. Lower system volumes were primarily attributable to the continued low commodity price environment for hydrocarbons, which has resulted in reductions in drilling activity from producers in the areas we operate. The decrease in segment operating income was partially offset by reductions in operating and administrative expenses from enacted cost reduction measures.

	Three months ended		Six months ended
Natural Gas Throughput	June 30,		June 30,
(MMBtu per day)	2016	2015	2016	2015
East Texas	931,000	968,000	939,000	988,000
Anadarko	637,000	794,000	645,000	811,000
North Texas	203,000	274,000	210,000	281,000
Total	1,771,000	2,036,000	1,794,000	2,080,000

	Three months ended		Six months ended
NGL Production	June 30,		June 30,
(Barrels per day)	2016	2015	2016	2015
Total System Production	71,747	81,056	72,666	81,051

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will host a conference call at 4:30 p.m. Eastern Time on Thursday, July 28, 2016 to review its second quarter 2016 financial results. The call will be webcast live over the internet and may be accessed on Enbridge Partners’ website under “Events and Presentations” or directly at http://edge.media-server.com/m/p/xf2xzdd6.

Presentation slides and condensed financial statements will also be available on the Partnership’s website at the link below.

http://www.enbridgepartners.com under “Events and Presentations”

Replay Information

A webcast replay will be available at the link above approximately two hours after the conclusion of the event. A transcript will be posted to the website within approximately 24 hours.

NON-GAAP RECONCILIATIONS

Adjusted net income for the Partnership and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding non-cash unrealized derivative fair value losses and gains and other items that we believe are not indicative of our core operating results and business outlook. The derivative non-cash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that do not qualify for hedge accounting treatment in accordance with the authoritative accounting guidance as prescribed under generally accepted accounting principles in the United States. Non-GAAP measures no longer include make-up rights and option premium amortization adjustments. These changes will be made on a prospective basis and are not material for historical periods presented.

Adjusted Net Income	Three months ended June 30,		Six months ended June 30,
(unaudited; dollars in millions except per unit amounts)	2016	2015	2016	2015
Net income (loss) attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.	$83.7	$(97.1)	$163.7	$43.0
Noncash derivative fair value losses (gains)
-Liquids	5.1	8.3	6.8	12.2
-Natural Gas	34.8	18.7	55.5	45.4
-Corporate	1.5	(3.8)	3.4	(32.4)
Accretion of discount on Series 1 preferred units	1.2	4.1	2.3	8.0
Make-up rights adjustment	-	(3.2)	1.0	(5.8)
Line 2 hydrotest expenses, net of recoveries	0.2	(6.1)	(8.3)	(5.7)
Line 6A and 6B incident expenses, net of recoveries	1.0	-	16.0	-
Option premium amortization	-	(2.6)	0.9	(3.6)
Goodwill impairment	-	192.8	-	192.8
Asset impairment	8.1	9.4	8.1	9.4
Adjusted net income	135.6	120.5	249.4	263.3
Less: Allocations to general partner	57.0	56.7	113.6	110.9
Adjusted net income allocable to common units and i-units	$78.6	$63.8	$135.8	$152.4
Weighted average common units and i-units outstanding (millions)	347.1	339.9	345.9	336.3
Adjusted net income per common unit and i-unit (dollars)	$0.22	$0.18	$0.39	$0.46

	Three months ended		Six months ended
Liquids	June 30,		June 30,
(unaudited; dollars in millions)	2016	2015	2016	2015
Operating income	$324.5	$271.6	$625.9	$541.8
Noncash derivative fair value losses	5.1	8.3	6.8	12.2
Make-up rights adjustment	-	(3.2)	0.9	(5.3)
Line 2 hydrotest expenses, net of recoveries	0.2	(6.1)	(8.3)	(5.7)
Line 6A and 6B incident expenses, net of recoveries	1.0	-	16.0	-
Adjusted operating income	$330.8	$270.6	$641.3	$543.0

	Three months ended		Six months ended
Natural Gas	June 30,		June 30,
(unaudited; dollars in millions)	2016	2015	2016	2015
Operating loss	$(60.1)	$(277.6)	$(90.0)	$(304.2)
Noncash derivative fair value losses	45.8	24.6	72.9	59.7
Option premium amortization	-	(3.3)	1.2	(4.7)
Goodwill impairment	-	246.7	-	246.7
Asset impairment	10.6	12.3	10.6	12.3
Adjusted operating income (loss)	$(3.7)	$2.7	$(5.3)	$9.8

ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW

Adjusted EBITDA (adjusted earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to manage the performance of the entity. Distributable cash flow is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unitholders. The following reconciliations of net income (loss) to adjusted EBITDA and net cash provided by operating activities to distributable cash flow are provided because adjusted EBITDA and distributable cash flow are not financial measures recognized under generally accepted accounting principles.

	Three months ended		Six months ended
Adjusted EBITDA	June 30,		June 30,
(unaudited; dollars in millions)	2016	2015	2016	2015
Net income (loss) attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.	$83.7	$(97.1)	$163.7	$43.0
Depreciation and amortization	144.9	129.5	285.8	257.9
Interest expense, net	101.5	78.0	214.4	126.3
Income tax expense (benefit)	2.5	(3.8)	5.0	(1.4)
Net income attributable to noncontrolling interest	70.3	10.0	139.1	61.3
Series 1 preferred unit distributions	22.5	22.5	45.0	45.0
Noncash derivative fair value losses	50.9	32.9	79.7	71.9
Accretion of discount on Series 1 preferred units	1.2	4.1	2.3	8.0
Make-up rights adjustment	-	(3.3)	1.0	(6.0)
Line 2 hydrotest expense, net of recoveries	0.2	(6.1)	(8.3)	(5.7)
Line 6A and 6B incident expenses, net of recoveries	1.0	-	16.0	-
Option premium amortization	-	(3.3)	1.2	(4.7)
Goodwill impairment	-	246.7	-	246.7
Asset impairment	10.6	12.3	10.6	12.3
Adjusted EBITDA	$489.3	$422.4	$955.5	$854.6

	Three months ended		Six months ended
Distributable Cash Flow	June 30,		June 30,
(unaudited; dollars in millions)	2016	2015	2016	2015
Net cash provided by operating activities	$280.2	$266.4	$546.5	$646.9
Changes in operating assets and liabilities, net of cash acquired	104.9	71.1	194.0	28.5
Allowance for equity used during construction	13.3	17.3	25.6	40.3
Option premium amortization	-	(3.3)	1.2	(4.7)
Line 2 hydrotest expense, net of recoveries	0.2	(6.1)	(8.3)	(5.7)
Distributions in excess of equity earnings	1.2	1.9	2.7	3.4
Maintenance capital expenditures	(11.6)	(17.7)	(19.7)	(33.8)
Non-controlling interests	(118.5)	(97.0)	(226.3)	(181.6)
Distribution support agreement(1)	(1.0)	-	(1.4)	-
Other	(6.0)	(1.0)	(7.1)	(8.0)
Distributable cash flow	$262.7	$231.6	$507.2	$485.3

(1)	Distribution agreement in place with MEP to support 1.0x coverage of the then declared distribution with a term through 2017, and no requirement for MEP to reimburse EEP for adjusted distributions.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. owns and operates a diversified portfolio of crude oil and, through its interests in Midcoast Energy Partners, L.P. (“Midcoast Partners”) (NYSE: MEP), natural gas transportation systems in the United States. Its principal crude oil system is the largest pipeline transporter of growing oil production from western Canada and the North Dakota Bakken formation. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 23 percent of total U.S. oil imports. Midcoast Partners’ natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast areas, deliver approximately 2.0 billion cubic feet of natural gas daily.

About Enbridge Energy Management, L.L.C.

Enbridge Management manages the business and affairs of Enbridge Partners, and its sole asset is an approximate 16 percent limited partner interest in Enbridge Partners. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, Canada (NYSE: ENB) (TSX: ENB) is the general partner of Enbridge Partners and holds an approximate 42 percent interest in Enbridge Partners together with all of the outstanding preferred units and Class B, D and E units in Enbridge Partners. Enbridge Management is the delegate of the general partner of Enbridge Partners.

Forward-Looking Statements

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “forecast,” “intend,” “may,” “opportunity,” “plan,” “position,” “projection,” “should,” “strategy,” “target,” “will” and similar words. Although the Partnership believes that such forward-looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond the Partnership’s ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) the Partnership’s ability to successfully complete and finance expansion projects or drop-down opportunities; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at the Partnership’s facilities or refineries, petrochemical plants, utilities or other businesses for which the Partnership transports products or to whom the Partnership sells products; (5) hazards and operating risks that may not be covered fully by insurance, including those related to Line 6B and any additional fines and penalties assessed in connection with the crude oil release on that line; (6) costs in connection with complying with the settlement consent decree related to Line 6B and Line 6A, which is still subject to court approval, and/or the failure to receive court approval of, or material modifications to, such decree; (7) changes in or challenges to the Partnership’s tariff rates; (8) changes in laws or regulations to which the Partnership is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance; and (9) permitting at federal, state and local levels in regards to the construction of new assets.

“Enbridge” refers collectively to Enbridge Inc. and its subsidiaries other than the Partnership and our subsidiaries.

Forward-looking statements regarding “drop-down” growth opportunities from Enbridge are further qualified by the fact that Enbridge is under no obligation to offer to sell us interests in its U.S. projects, and we are under no obligation to buy any such interests.    Similarly, any forward-looking statements regarding potential “drop-down” transactions of interests in Midcoast Operating to Midcoast Energy Partners, L.P. are further qualified by the fact that we are under no obligation to sell to Midcoast Energy Partners, L.P. any such interests, and Midcoast Energy Partners, L.P. is under no obligation to buy any such interests.  As a result, we do not know when or if any such transactions will occur.

Except to the extent required by law, we assume no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Reference should also be made to the Partnership’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2015 and any subsequently filed Quarterly Report on Form 10-Q for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at the Partnership’s web site.

Tax Notification

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of Enbridge Energy Partners, L.P.’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Enbridge Energy Partners, L.P.’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not Enbridge Energy Partners, L.P., are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

FOR FURTHER INFORMATION PLEASE CONTACT

Investor Relations Contact:	Media Contact:
Sanjay Lad, CFA	Terri Larson, APR
Toll-free: (866) EEP INFO or (866) 337-4636	Toll-free: (877) 496-8142
E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com
Website: www.enbridgepartners.com